                                                                     EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF AUGUST 5, 1997
                                     AMONG

                           PENSKE MOTORSPORTS, INC.,
                            PENSKE ACQUISITION, INC.
                                      AND

                      NORTH CAROLINA MOTOR SPEEDWAY, INC.

                               TABLE OF CONTENTS

ARTICLE I THE MERGER...................................................      1
1.01       The Merger:.................................................      1
1.02       Effective Time:.............................................      1
1.03       Effects of the Merger:......................................      1
1.04       Amendments to Articles of Incorporation and Bylaws:.........      1
1.05       Directors and Officers:.....................................      2
1.06       Conversion of Shares:.......................................      2
1.07       Registration:...............................................      2

ARTICLE II DISSENTING SHARES; EXCHANGE OF SHARES.......................      3
2.01       Dissenting Shares:..........................................      3
2.02       Exchange of Certificates:...................................      3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB....      5
3.01       Existence; Good Standing:...................................      5
3.02       Capitalization:.............................................      5
3.03       Authorization; Validity and Effect of Agreements:...........      5
3.04       No Violation:...............................................      5
3.05       SEC Documents:..............................................      6
3.06       Distributed Materials; Registration Statement:..............      6
3.07       Merger Sub:.................................................      7

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............      7
4.01       Existence; Good Standing; Corporate Authority; Compliance         7
           With Law:...................................................
4.02       Authorization, Validity and Effect of Agreements:...........      7
4.03       Capitalization:.............................................      7
4.04       No Violation:...............................................      7
4.05       Distributed Materials; Registration Statement:..............      8
4.06       Officer Employment Agreement:...............................      8

ARTICLE V COVENANTS....................................................      8
5.01       Conduct of Business:........................................      8
5.02       Filings; Other Action:......................................      9
5.03       Inspection of Records:......................................     10
5.04       Indemnification:............................................     10
5.05       Further Action:.............................................     11
5.06       Expenses:...................................................     11
5.07       Meeting of the Company's Shareholders:......................     11
5.08       Distributed Materials:......................................     11
5.09       Publicity:..................................................     11
5.10       Best Efforts to Close:......................................     12

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER....................     12
6.01       Conditions to Each Party's Obligation to Effect the              12
           Merger:.....................................................

ARTICLE VII TERMINATION; AMENDMENT; WAIVER.............................     12
7.01       Termination:................................................     12
7.02       Effect of Termination:......................................     13
7.03       Amendment:..................................................     13
7.04       Extension; Waiver:..........................................     13
7.05       Procedure for Termination, Amendment, Extension or               13
           Waiver:.....................................................

                                        i
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ARTICLE VIII MISCELLANEOUS.............................................     14
8.01       Nonsurvival of Representations, Warranties and                   14
           Agreements:.................................................
8.02       Assignment, Binding Effect; Benefit; Entire Agreement:......     14
8.03       Enforcement of the Agreement:...............................     14
8.04       Severability:...............................................     14
8.06       Governing Law:..............................................     15
8.07       Descriptive Headings:.......................................     15
8.08       Performance by Merger Sub:..................................     15
8.09       Counterparts:...............................................     15
8.10       Certain Definitions:........................................     15
8.11       Waivers:....................................................     16
8.12       Incorporation of Exhibits:..................................     16
8.13       Interpretation:.............................................     16

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of August 5, 1997, (this "Agreement"), among Penske Motorsports, Inc., a Delaware corporation ("Parent"), Penske Acquisition Corp., a North Carolina corporation ("Merger Sub"), and North Carolina Motor Speedway, Inc., a North Carolina corporation (the "Company").

                                   BACKGROUND

     The respective Boards of Directors of Parent and the Company have each approved, upon the terms and subject to the conditions set forth in this Agreement, the merger (the "Merger") of the Company with and into Merger Sub, a wholly owned direct subsidiary of parent, whereby each issued and outstanding share of Common Stock of the Company (the "Common Stock") not owned directly or indirectly by Parent or the Company will be converted into the right to receive the per share consideration as set forth in Article I, subject to the rights of persons who perfect rights of appraisal under the North Carolina Business Corporation Act (the "North Carolina Statute").

     In consideration of the respective representations, warranties, covenants and agreements contained in this Agreement, Parent and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

1.01 THE MERGER:

     Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the North Carolina Statute the Company shall be merged with and into Merger Sub as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article
VI. Following the Merger, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall continue its existence under the laws of the State of North Carolina, and the separate corporate existence of the Company shall cease.

1.02 EFFECTIVE TIME:

     As soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Article VI, the Merger shall be consummated by filing with the Secretary of State of the State of North Carolina articles of merger or other appropriate documents (in any case, the "Articles of Merger") in accordance with the North Carolina Statute. The Merger shall become effective at such time as the Articles of Merger is duly filed, or at such later time as Merger Sub and the Company shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

1.03 EFFECTS OF THE MERGER:

     The Merger shall have the effects specified in the North Carolina Statute.

1.04 AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS:

     The Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be amended to change the name of Merger Sub to "North Carolina Motor Speedway, Inc.", and, as so amended, the Articles of Incorporation and the Bylaws of Merger Sub shall be the articles of incorporation and bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.05 DIRECTORS AND OFFICERS:

     The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation as of the Effective Time.

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

1.06 CONVERSION OF SHARES:

     At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following events shall automatically occur:

          (a) Each share of Common Stock held by the Company or any subsidiary of the Company as treasury stock and each issued and outstanding share of Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

          (b) Each issued and outstanding share of Common Stock, other than shares of Common Stock referred to in paragraph (a) above and Dissenting Shares (as defined in Section 2.01) shall be converted into the right to receive, at the option of the holder of the shares of Common Stock (the "Holder") either, but not a combination of, (i) an amount in cash, without interest, equal to $19.61 per share of Common Stock or (ii) $19.61 worth of Parent's Common Stock, $0.01 par value per share ("PMI Common Stock"), with the PMI Common Stock being valued at the average of the closing prices (the "Average Closing Price") for PMI Common Stock as reported on the Nasdaq National Stock Market (as published in The Wall Street Journal) for the five consecutive trading days during which shares are traded on the Nasdaq National Stock Market ending on the fifth trading day prior to the Effective Time (the "Merger Consideration"). No fractional shares of PMI Common Stock shall be issued. In lieu thereof, each holder of Common Stock who would otherwise be entitled to a fraction of a share of PMI Common Stock shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Average Closing Price. No interest will accrue or be paid on the cash payable in lieu of fractional shares. If the Holder does not make the election required by the immediately preceding sentence within 15 days following written notice from Parent regarding the election given pursuant to Section 2.02(b), then the Holder shall be deemed to have elected as Merger Consideration the consideration in Section 1.06(b)(i). At the Effective Time, all shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest or, with respect to holders of Dissenting Shares, rights provided under Article 13 of the North Carolina Statute;

          (c) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, par value $0.01, of the Surviving Corporation.

     In addition to the payment of the Merger Consideration, if Parent purchases any Dissenting Shares for an amount in excess of $19.61 per share from any Holder who owned more than 5% of the outstanding Common Stock immediately prior to the Effective Time, Parent shall promptly pay in cash to each holder of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) an additional amount per share of Common Stock equal to such excess less any amount per share received pursuant to the following sentence. In addition, if Parent, during the one-year period following the Effective Time, sells all of the outstanding common stock of the Surviving Corporation or all or substantially all of the assets of the Surviving Corporation to any Person other than Parent or an Affiliate of Parent, Parent shall promptly pay in cash to each Holder of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) an additional amount equal to the difference between (i) such Holder's proportionate share (based on such Holder's percentage ownership of the Common Stock immediately prior to the Effective Time) of the net sales price received by Parent from such sale less (ii) the Merger Consideration paid to such Holder and any amount received by such Holder pursuant to the first sentence of this paragraph.

1.07 REGISTRATION:

     As soon as reasonably practicable, following the execution of this Agreement, Parent will file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 registering pursuant to the Securities Act of 1933 (the "Securities Act") all shares of PMI Common Stock which will be issued to any shareholder of the Company as Merger Consideration pursuant to Section 1.06. As used herein,

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

the term "Merger Registration Statement" shall include the registration statement filed with the SEC, and the prospectus included therein. The Parent shall use its reasonable best efforts to cause the Merger Registration Statement to be declared effective by the SEC prior to the Effective Time.

                                   ARTICLE II
                     DISSENTING SHARES; EXCHANGE OF SHARES

2.01 DISSENTING SHARES:

          (a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock which are held by any record holder who does not vote in favor of the Merger or consent thereto in writing and who gives timely written notice to the Company of intent to demand payment in accordance with Section 55-13-21 of the North Carolina Statute, who demands payment and deposits share certificates in accordance with Section 55-13-23 of the North Carolina Statute and who otherwise perfects rights of appraisal under
     Article 13 of the North Carolina Statute (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to Article 13 of the North Carolina Statute; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the North Carolina Statute, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration set forth in Section 1.06(b)(i), without interest. Notwithstanding anything to the contrary contained in this Section 2.01, if
     (i) the Merger is rescinded or abandoned or (ii) if the shareholders of the Company revoke the authority to effect the Merger, then the right of any shareholder to be paid the fair value of such shareholder's Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the North Carolina Statute with respect to holders of Dissenting Shares.

          (b) The Company shall give Parent (i) prompt notice of any demands for appraisal, and any withdrawals of such demands, received by the Company and any other related instruments served pursuant to the North Carolina Statute and received by the Company, and (ii) prior to the Effective Time, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the North Carolina Statute. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02 EXCHANGE OF CERTIFICATES:

          (a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the shares of Common Stock. Parent will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments or the disbursements pursuant to
     Section 1.06, Parent shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the Company's shareholders cash in an aggregate amount necessary to make the cash payments pursuant to
     Section 1.06 and/or such number of shares of PMI Common Stock necessary to exchange the Common Stock of Holders for PMI Common Stock pursuant to
     Section 1.06 to holders of shares of Common Stock (such amounts being hereinafter referred to as the "Exchange Fund").

          (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Common Stock (the "Certificates"), and whose shares were converted into the right to receive Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk

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

     of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration, all in a form reasonably approved by the Company and Parent prior to the Effective Time. The letter will also provide information about the Holders' opportunity to elect Merger Consideration as set forth in Section 1.06(b). Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid in exchange therefor the Merger Consideration elected by the Holder in accordance with Section 1.06, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Certificate (other than Certificates representing shares of Common Stock owned by Parent, Merger Sub or any other subsidiary of Parent, shares of Common Stock held in the treasury of the Company, shares of Common Stock held by any subsidiary of the Company and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration without any interest thereon.

          (c) At and after the Effective Time, there shall be no registration of transfers of shares of Common Stock which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this
     Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be canceled and exchanged for Merger Consideration as provided in this Article
     II. At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

          (d) At any time more than one year after the Effective Time, the Surviving Corporation shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of shares of Common Stock shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation nor the Disbursing Agent shall be liable to any holder of a share of Common Stock for any Merger Consideration delivered in respect of such share of Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

                                  ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Each of Parent and Merger Sub represents and warrants to the Company as of the date of this Agreement and as of the Effective Time as follows:

3.01 EXISTENCE; GOOD STANDING:

     Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

3.02 CAPITALIZATION:

     The authorized capital stock of Parent consists of 50,000,000 shares of PMI Common Stock. As of May 1, 1997, there were 13,241,798 shares of PMI Common Stock issued and outstanding. Since such date, 906,542 additional shares of capital stock of Parent have been issued. All issued and outstanding shares of PMI Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, 190,000 shares of PMI Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding options granted under the Penske Motorsports, Inc. 1996 Stock Incentive Plan (the "Option Plan") and 210,000 shares were reserved for issuance upon the exercise of additional options that may be granted under the Option Plan. Except as set forth in this
Section 3.02, (i) Parent is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in Parent, whether or not presently authorized, issued or outstanding, and (ii) there are outstanding (A) no shares of capital stock or other voting securities of Parent,
(B) no securities of Parent or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of Parent, (C) no options or other rights to acquire from Parent or any of its subsidiaries, and no obligations of Parent or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent, and (D) no equity equivalents, interests in the ownership or earnings of Parent or any of its subsidiaries or other similar rights. Upon issuance of the PMI Common Stock as Merger Consideration, such shares of PMI Common Stock shall be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

3.03 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENTS:

     Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement. The consummation by each of Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action and the issuance of the PMI Common Stock as Merger Consideration is not required to be approved by the shareholders of Parent. This Agreement constitutes the valid and legally binding obligation of each of Parent and Merger Sub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

3.04 NO VIOLATION:

     Neither the execution and delivery by either of Parent or Merger Sub of this Agreement, nor the consummation by either of Parent or Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Parent or Articles of Incorporation or Bylaws of Merger Sub, as the case may be; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any lien, security interest, charge or encumbrance (a "Lien") upon any of the material properties of Parent or its subsidiaries (including Merger Sub) under, or

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

result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of Parent's subsidiaries (including Merger Sub) is a party, or by which Parent or any of Parent's subsidiaries (including Merger Sub) or any of their respective properties is bound or affected, except for any of the foregoing matters which would not have a material adverse effect on the business, results of operations, financial condition or prospects of Parent and its subsidiaries taken as a whole (a "Parent Material Adverse Effect"); or (iii) other than the filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of its qualification to do business in other jurisdictions, and the filings contemplated by Section 5.02 of this Agreement (collectively, the "Regulatory Filings"), require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Parent Material Adverse Effect.

3.05 SEC DOCUMENTS:

     The Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it and filed with the SEC, and in the form filed with the SEC (including any amendments thereto, but excluding exhibits thereto) since December 31, 1995, including, without limitation, (i) its Registration Statement (No. 333-692) declared effective by the SEC on March 26, 1996 (the "Registration Statement"), (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996, September 30, 1996 and March 31, 1997 (collectively, the "Company 10-Qs") and
(iii) its Annual Report on Form 10-K for the year ending December 31, 1996 (the "Company 10-K"; and, together with the Registration Statement, the Company 10-Qs and any information incorporated by reference therein, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.06 DISTRIBUTED MATERIALS; REGISTRATION STATEMENT:

          (a) None of the information supplied by Parent, Merger Sub and their respective affiliates in writing specifically for inclusion or incorporation by reference in the Distributed Materials (as hereinafter defined) will, at the time the Distributed Materials are mailed, at the time of the special meeting of the shareholders of the Company to approve the Merger (the "Meeting"), if any, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The letter to shareholders, notice of meeting, the information statement, if any, and any other materials distributed to shareholders of the Company in connection with the Merger, are collectively referred to as the "Distributed Materials." If, prior to the Effective Time, any event relating to Parent, Merger Sub or any of their affiliates, officers or directors is discovered by Parent that should be set forth in an amendment of or supplement to the Distributed Materials, Parent will promptly inform the Company.

          (b) The Merger Registration Statement will not at the time filed with the SEC and when first published, sent or given to the shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Merger Registration Statement.

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

3.07 MERGER SUB:

     Merger Sub is a wholly owned subsidiary of Parent and conducts no activities, and has no assets or liabilities, except as necessary to consummate the Merger.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the disclosure letter delivered by or on behalf of the Company to Parent at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent as of the date of this Agreement and as of the Effective Time as follows:

4.01 EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY; COMPLIANCE WITH LAW:

     Each of the Company and its subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The copies of the Company's Articles of Incorporation and Bylaws previously delivered to Parent are true and correct and have not since been amended, modified or rescinded.

4.02 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS:

     The Company has the requisite corporate power and authority to execute and deliver this Agreement. Subject only to the approval of the Merger by the holders of a majority of the outstanding shares of the Common Stock, the consummation by the Company of all transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

4.03 CAPITALIZATION:

     The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock. There are 2,236,705 shares of Common Stock issued and outstanding. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company is not a party to or bound by any written or oral contract or agreement which grants to any person an option, warrant or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, any shares of or interest in the Company, whether or not presently authorized, issued or outstanding. Except as set forth in this Section 4.03, there are outstanding (i) no shares of capital stock or other voting securities of the Company, (ii) no securities of the Company or any of its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) no options or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, and (iv) no equity equivalents, interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any securities of the Company.

4.04 NO VIOLATION:

     Except as disclosed in Schedule 4.04 hereto, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will:
(i) conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or its subsidiaries; (ii) to the knowledge of the Company, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payment or compensation under, or result in the creation of any Lien upon any of the properties of the Company or its subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or its subsidiaries is a party, or by which the Company or its subsidiaries or any of their respective properties or assets is bound or affected, except for any of the foregoing matters which, singularly or in the aggregate, would not have a Company Material Adverse Effect; (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would have a Company Material Adverse Effect; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its subsidiaries or any of their assets, except for violations which in the aggregate would not have a Company Material Adverse Effect or materially adversely affect the ability of the Company to consummate the Merger.

4.05 DISTRIBUTED MATERIALS; REGISTRATION STATEMENT:

          (a) The Distributed Materials will not, at the time they are first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing specifically for inclusion in the Distributed Materials.

          (b) The information supplied by the Company specifically for inclusion or incorporation by reference in the Merger Registration Statement will not, at the time filed with the SEC, and at the time it is first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent in writing specifically for inclusion or incorporation by reference in the Merger Registration Statement. If, prior to the Effective Time, any event relating to the Company or any of its subsidiaries or any of their affiliates, officers or directors is discovered by the Company that should be set forth in an amendment of or supplement to the Merger Registration Statement, the Company will promptly inform Parent.

4.06 OFFICER EMPLOYMENT AGREEMENTS:

     The Company and the officers named therein have executed the Officer Employment Agreements (the "Officer Employment Agreements") attached hereto as
Exhibit 6.01(g).

                                   ARTICLE V
                                   COVENANTS

5.01 CONDUCT OF BUSINESS:

     From and after the date of this Agreement until the Merger is effected or this Agreement is terminated, unless Parent has consented in writing thereto, the Company, and, with respect to (e) and (f) below, the Parent and the Company:

          (a) Shall, and shall cause its subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) Shall use reasonable efforts, and shall cause its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

          (c) Shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

          (d) Shall not amend its Articles of Incorporation or Bylaws;

          (e) Shall promptly notify the other parties hereto of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (f) Shall promptly deliver to the other parties hereto true and correct copies of any report, statement or schedule filed with or delivered to the SEC, any other Governmental Entity (other than routine corporate, tax and other filings in the ordinary course of business) or any shareholder of the Company or the Parent, as the case may be, subsequent to the date of this Agreement;

          (g) Shall not (i) issue, sell or pledge, or agree to issue, sell or pledge, any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion, right or other right to acquire any shares of its capital stock or grant any right to convert or exchange any securities of the Company for Common Stock, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, other than in the ordinary course of the Company's business or as provided in Section 6.01(g), (iv) adopt any new employee benefit plan, other than in the ordinary course of the Company's business (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, other than in the ordinary course of business, except, in each case, for changes which are less favorable to participants in such plans or as may be required by applicable law, or (v) amend any Officer Employment Agreement or increase any compensation payable pursuant to such Officer Employment Agreements;

          (h) Shall not (i) except in the normal course of business as consistent with prior practice, declare, set aside or pay any dividend (whether in cash, stock or property) or make any other distribution or payment with respect to any shares of its capital stock or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or make any commitment for any such action;

          (i) Shall not, and shall not permit its subsidiaries to (i) sell, lease or otherwise dispose of any assets of the Company or its subsidiaries (including capital stock) which are of a material amount, individually or in the aggregate, or (ii) make any acquisition, by means of merger or otherwise, of any assets or securities which are of a material amount, individually or in the aggregate; and

          (j) Shall not, and shall not permit its subsidiaries to, agree in writing to take or otherwise take (i) any of the foregoing actions or (ii) any action which would make any representation or warranty of the Company herein untrue or incorrect.

5.02 FILINGS; OTHER ACTION:

     Subject to the terms and conditions herein provided, the Company and Parent shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states, and other jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
(iii) use best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this

Agreement, the proper officers and directors of Parent and the Company shall use best efforts to take all such necessary action.

5.03 INSPECTION OF RECORDS:

     From the date hereof to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its subsidiaries.

5.04 INDEMNIFICATION:

          (a) (i) Parent shall, either individually or through the Surviving Corporation, indemnify, defend and hold harmless to the fullest extent permitted or required by the North Carolina Statute the present and former directors and officers of the Company and any of the Company's subsidiaries and their respective heirs, executors, administrators and legal representatives (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement (collectively, "Losses")). In connection with the foregoing obligation, from and after the Effective Time, the Surviving Corporation shall bear the cost of expenses incurred in defending against any claim, action, suit, proceeding or investigation arising out of any alleged acts or omissions occurring on or prior to the Effective Time (including, without limitation, acts or omissions relating to the transactions contemplated by this Agreement), as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking reasonably satisfactory to the Parent to repay such advances if it is ultimately determined that such person is not entitled to indemnification. All rights to indemnification, including provisions relating to advances of expenses and exculpation of director liability, existing in favor of the Indemnified Parties as provided in the Company's Articles of Incorporation and Bylaws, as in effect as of the date of this Agreement, with respect to matters occurring through the Effective Time, will survive the Effective Time and will continue in full force and effect.

          (ii) Any Indemnified Party will promptly notify the Parent and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section (a "Third Party Claim"). In the event of any such Third Party Claim, (x) within twenty (20) days of receipt of such notice, the Surviving Corporation will have the right to assume the defense thereof, and the Surviving Corporation will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred thereafter by such Indemnified Parties in connection with the defense thereof, except that all Indemnified Parties (as a group) will have the right to retain one separate counsel, acceptable to such Indemnified Parties and Parent, at the expense of the Indemnifying Party if the named parties to any such proceeding include both the Indemnified Party and the Surviving Corporation and the representation of such parties by the same counsel would be inappropriate due to a conflict of interest between them, and each Indemnified Party will have the right to retain a separate counsel, acceptable to such Indemnified Party and Parent, at the expense of the Indemnifying Party, if representation of such Indemnified Party and the other Indemnified Parties as a group would be inappropriate due to a conflict of interest between them and (y) the Indemnified Parties will cooperate in the defense of any such matter. If the Surviving Corporation fails to take action within twenty (20) days as set forth in (x) above, then the Indemnified Party shall have the right to pay, compromise or defend any Third Party Claim and to assert the amount of any payment on the Third Party Claim plus the expense of defense or settlement as a Loss. The Surviving Corporation will not be liable for any settlement effected without its prior written consent, unless it has failed to take action within the twenty (20) day period after receipt of notice as set forth above. Notwithstanding the foregoing, the Surviving Corporation will not have any obligation under this Section 5.04 to indemnify an Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (b) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 5.04.

          (c) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Articles of Incorporation or Bylaws of the Company, under the North Carolina Statute or otherwise. The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties and will be binding on all successors and assigns of the Surviving Corporation.

     Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

5.05 FURTHER ACTION:

     Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

5.06 EXPENSES:

     Whether or not the Merger is consummated, except as provided in Section
7.02 hereof or as provided otherwise herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, provided that the Company may pay any legal, accounting or financial advisor's fees or expenses incurred by the Company on or prior to the Effective Time.

5.07 MEETING OF THE COMPANY'S SHAREHOLDERS:

     If required by applicable law in order to consummate the Merger, the Company shall submit the Merger to the shareholders of the Company for their consideration in accordance with applicable law.

5.08 DISTRIBUTED MATERIALS:

     The Company shall prepare the Distributed Materials, as promptly as practicable after the execution of this Agreement. Parent and the Company shall cooperate with each other in the preparation of the Distributed Materials. The Company shall give Parent and its counsel the opportunity to review the Distributed Materials prior to its distribution to shareholders and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Distributed Materials prior to their distribution to shareholders. As promptly as practicable after the Distributed Materials have been prepared, the Company shall mail the Distributed Materials to the shareholders of the Company. To the extent its actions affect the validity of Parent's Merger Registration Statement, the Company will not send any Distributed Materials or any other material relating to the Merger to any of its shareholders without the prior written consent of Parent.

5.09 PUBLICITY:

     The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market, stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with Nasdaq National Market, or any national securities exchange with respect thereto.

5.10 BEST EFFORTS TO CLOSE:

     The parties hereto agree to use their best efforts to close the transactions contemplated hereby by September 30, 1997.

                                   ARTICLE VI
                    CONDITIONS TO CONSUMMATION OF THE MERGER

6.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER:

     The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions, except that (d) below shall only be a condition to the Company's, but not Parent's, obligation to effect the Merger.

          (a) This Agreement shall have been approved by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law;

          (b) No statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

          (c) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, shall have expired or been terminated; and

          (d) The Merger Registration Statement shall have been declared effective by the SEC under the Securities Act and the PMI Common Stock to be issued as Merger Consideration shall have been approved for additional listing on the Nasdaq Stock Market, Inc.

          (e) Parent shall have provided to the Company the favorable opinion of its legal or accounting firm, in form and substance satisfactory to the Company, or a private letter ruling from the Internal Revenue Service, both of which provide, in all material respects, that the Merger shall constitute a tax-free reorganization pursuant to the provisions of Section 368 of the Internal Revenue Code of 1986, as amended.

          (f) Each of the consents listed on Schedule 4.04 hereto shall have been obtained.

                                  ARTICLE VII
                         TERMINATION; AMENDMENT; WAIVER

7.01 TERMINATION:

     Except as otherwise set forth in this Section 7.01, this Agreement shall terminate at 11:59 p.m., North Carolina time, December 31, 1997, provided that either party may extend this Agreement for an additional 180-day period by written notice to the other party prior to December 31, 1997. Notwithstanding the foregoing and/or the approval of this Agreement by the shareholders of the Company, this Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time:

          (a) By mutual written consent, duly authorized by their respective Boards of Directors, by the Company and Parent;

          (b) By either the Company or Parent

             (i) If any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise permanently prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

             (ii) If, upon a vote at a duly held meeting or upon any adjournment thereof, the shareholders of the Company shall have failed to give any required approval or shall have approved a different proposed Acquisition Transaction; or

          (c) By Parent if the Company shall have breached any of its representations and warranties or covenants contained herein and if such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a material adverse effect on the business, results of operations, financial condition or prospects of the Company (a "Company Material Adverse Effect"), unless, in the case of a breach of covenant, such failure to perform has been caused by a breach of this Agreement by Parent.

          (d) By the Company if Parent shall have breached any of its representations and warranties and such breach or breaches, either individually or in the aggregate, will have, or are reasonably likely to have, a Parent Material Adverse Effect, or if a Parent shall have breached in any material respect any of its covenants contained herein, unless, in the case of a breach of any covenant, such failure to perform has been caused by a breach of this Agreement by the Company;

7.02 EFFECT OF TERMINATION:

     In the event of the termination and abandonment of this Agreement pursuant to Section 7.01, this Agreement, except for the obligations of the parties pursuant to this Section 7.02 and the provisions of Sections 5.04 and 5.06, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders; provided that nothing in this Section 7.02 shall relieve any party to this Agreement of liability for breach of this Agreement.

7.03 AMENDMENT:

     To the extent permitted by applicable law, this Agreement may be amended by the parties, at any time before or after approval of this Agreement and the Merger by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made that by law requires further approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

7.04 EXTENSION; WAIVER:

     At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) subject to the terms hereof, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of a party to this Agreement to assert any of its rights under this Agreement shall not constitute a waiver of those rights.

7.05 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER:

     A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require (a) in the case of Parent, action by its Board of Directors or the duly authorized designee of its Board of Directors and (b) in the case of the Company, action by its Board of Directors.

                                  ARTICLE VIII
                                 MISCELLANEOUS

8.01 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS:

     All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be only conditions to the Merger and shall not survive the Merger, provided, however, that the Merger Registration Statement and the agreements contained in Article II and in Section 5.04 and this Article VIII shall survive the Merger.

8.02 ASSIGNMENT, BINDING EFFECT; BENEFIT; ENTIRE AGREEMENT:

     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except Parent may assign any and all of its rights, interests and obligations to any one or more entities, the majority of whose voting power, directly or indirectly, is owned in the aggregate by Parent and its subsidiaries and affiliates (it being understood that no such assignment shall relieve Parent of any of its obligations hereunder.) Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary except the right of holders of Common Stock to Merger Consideration and the rights of Indemnified Parties under
Section 5.04, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

8.03 ENFORCEMENT OF THE AGREEMENT:

     The parties hereto agree that irreparable damage would occur in the event that any of the material provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

8.04 SEVERABILITY.

     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision, clause, section or part of this Agreement is so broad as to be unenforceable, the provision, clause, section or part shall be interpreted to be only so broad as is enforceable, and all other provisions, clauses, sections or parts of this Agreement which can be effective without such unenforceable provision, clause, section or part shall, nevertheless, remain in full force and effect.

8.05 NOTICES:

     Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

             IF TO THE COMPANY:                           IF TO PARENT OR MERGER SUB
             ------------------                           --------------------------
Ms. Carrie B. DeWitt, Chairperson                Penske Motorsports, Inc.
Board of Directors                               13400 West Outer Drive
North Carolina Motor Speedway                    Detroit, MI 48239
U.S. Highway 1 North                             Attention: President
Rockingham, NC 28399                             Telecopy: 313-592-7312

               WITH A COPY TO:                                  WITH A COPY TO:
               ---------------                                  ---------------
C. Wells Hall III                                Penske Motorsports, Inc.
Moore & Van Allen, PLLC                          13400 West Outer Drive
NationsBank Corporate Center                     Detroit, MI 48239
100 North Tryon Street, Floor 47                 Attention: General Counsel
Charlotte, NC 28202-4003                         Telecopy: 313-592-7312
Telecopy: 704-331-1159

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

8.06 GOVERNING LAW:

     This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its rules of conflict of laws.

8.07 DESCRIPTIVE HEADINGS:

     The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.08 PERFORMANCE BY MERGER SUB:

     Parent hereby agrees to cause Merger Sub to comply with its obligations hereunder and to cause Merger Sub to consummate the Merger as contemplated herein.

8.09 COUNTERPARTS:

     This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

8.10 CERTAIN DEFINITIONS:

     For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

          (b) "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

          (c) "Person" means a natural person, company, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

          (d) a "subsidiary" of any person means a person in which such first referenced person owns directly or indirectly an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, owns directly or indirectly 50% or more of the equity interest).

8.11 WAIVERS:

     Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

8.12 INCORPORATION OF EXHIBITS:

     The Company Disclosure Letter and all Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

8.13 INTERPRETATION:

     In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and visa versa, words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.

                                          PENSKE MOTORSPORTS, INC.,
                                          a Delaware corporation

                                          By: /s/ WALTER P. CZARNECKI

                                            ------------------------------------

                                            Its: Vice Chairman

                                               ---------------------------------

                                          PENSKE ACQUISITION CORP.
                                          a North Carolina corporation

                                          By: /s/ WALTER P. CZARNECKI

                                            ------------------------------------

                                            Its: Vice Chairman

                                               ---------------------------------

                                          NORTH CAROLINA MOTOR SPEEDWAY, INC.,
                                          a North Carolina corporation

                                          By: /s/ J. DEWITT WILSON

                                            ------------------------------------

                                            Its: President

                                               ---------------------------------

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